Exhibit 99.1

Unusual Machines, Inc. Announces Closing of $48.5 Million Registered Direct Offering of Common Stock

Orlando, Florida, July 15, 2025 (NYSE American: UMAC) -- Unusual Machines, Inc. (the “Company” or “Unusual Machines”), a United States based manufacturer and distributor of drone parts, today announced the closing of its previously announced registered direct offering of 5,000,000 shares of its common stock at a purchase price of $9.70 per share (the “Offering”) resulting in gross proceeds of $48.5 million, before deducting placement agent fees and other offering expenses.

The Company intends to use the net proceeds of this Offering to purchase drone motor manufacturing equipment, and for working capital and general corporate purposes.

Dominari Securities LLC served as the exclusive placement agent for the Offering.

The Offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333 286413), which was filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2025 and declared effective on April 21, 2025. The prospectus supplement and the accompanying prospectus describing the terms of the Offering may be obtained by visiting the SEC’s website at www.sec.gov. Additionally, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Dominari Securities LLC Attention: Syndicate Department, 725 5th Avenue, 23rd Floor, New York, NY 10022, by email at info@dominarisecurities.com, or by telephone at (212)393-4500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Unusual Machines, Inc.

The Company manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in first-person view (“FPV”) ultra-low latency video goggles for drone pilots. Several of the Company’ products have been approved for and listed on the Defense Innovation Unit’s Blue Framework list. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, The Company seeks to be a dominant component supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Investor Relations Contact:

CS Investor Relations

investors@unusualmachines.com